Exhibit (s)
EXHIBIT S

CALCULATION OF FILING FEE TABLES
Schedule TO
(Form Type)
MFS High Yield Municipal Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee (c)
Fees to Be Paid	$9,409,671.30 (a)	0.0001476%	$1,388.87
Fees Previously Paid	$9,327,525.90 (b)		$1,376.74
Total Transaction Valuation	$82,145.40
Total Fees Due for Filing			$12.13
Total Fees Previously Paid			$1,376.74
Total Fee Offsets
Net Fee Due			$12.13
(a)  Pursuant to Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended, the Transactional Valuation was calculated by multiplying 2,832,532 shares of shares in the offer (10% of the total number of common shares outstanding rounded up to the nearest whole number) by $3.322 (98% of the net asset value per share of $3.39 as of the close of regular trading on the New York Stock Exchange on November 6, 2023).
(b)  Estimated for purposes of calculating the amount of the filing fee only. Pursuant to Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended, the Transactional Valuation was calculated by multiplying 2,832,531.40 shares of shares in the offer (10% of the total number of common shares outstanding) by $3.293 (98% of the net asset value per share of $3.36 as of the close of regular trading on the New York Stock Exchange on October 3, 2023).
(c)  Calculated at $147.60 per $1,000,000 of the Transaction Valuation.